Exhibit 16.1

May 19, 2023

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Nobility Homes, Inc. Changes in Registrant’s Certifying Accountant

We have read the statements made by Nobility Homes, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K/A of the Company dated May 19, 2023, and agree with such statements contained therein as they pertain to our firm. We have no basis to agree or disagree with the statements in part a) therein.

Sincerely,

/s/ CohnReznick LLP

CohnReznick LLP

Boca Raton, Florida